EX-10.31

Plan:    IDEX Corporation Incentive Award Plan
As Amended and Restated effective April 8, 2015
IDEX CORPORATION
STOCK OPTION AGREEMENT
Effective on the Grant Date, you have been granted a cash-settled option (the "Option") to purchase the number of shares of Common Stock of IDEX Corporation (the "Company") at the exercise price designated above (the "Award"), in accordance with the provisions of this stock option agreement (the "Agreement") and the provisions of the IDEX Corporation Incentive Award Plan, as Amended and Restated effective April 8, 2015 (the "Plan"), which is incorporated herein by this reference and made a part of this Agreement. "Employer" means the Subsidiary that employs you (unless you are directly employed by the Company).
This Option will vest and may be exercised in accordance with the following schedule: 25% of the shares subject to the Option will be vested on the first anniversary of the Grant Date, and 25% shall vest on the date of each anniversary thereafter, with full vesting on the fourth anniversary of the Grant Date.
In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned by the Company (its "Subsidiary"), with or without cause or by mutual agreement ("Termination of Service"), your right to vest in your Option under the Plan, if any, will terminate effective as of the date of Termination of Service. If your employment or service is in a jurisdiction which requires under applicable statute or common law a notice period for termination or a period of pay in lieu of such notice (each, the "Notice Period"), you have no rights to vest in your Option during the Notice Period.
Notwithstanding the foregoing, this Option shall be fully vested and be exercisable upon your Termination of Service by reason of death, Disability, or Retirement. "Disability" means that you could qualify to receive long-term disability payments under the Company's long-term disability insurance program, as it may be amended from time to time.
For the purposes of this Agreement, “Retirement” means an employee’s Termination of Service on or after accruing at least five Years of Service with the Company or a Subsidiary after being acquired by the Company, and attaining an age of at least 50, if the sum of the employee’s age and Years of Service is at least 70. “Years of Service” means the number of continuous full years of employment with the Company or any of its Subsidiaries.

The Option may not be exercised until vested. Once vested, the Option may be exercised in whole or any part, at any time. However, a vested Option must be exercised, if at all, prior to the earlier of:

(a)	five (5) years following your Termination of Service with the Company or any of its Subsidiaries by reason of death, Retirement, or Disability;

(b)
one (1) year following your Termination of Service with the Company or any of its Subsidiaries by reason of termination without Cause or for Good Reason as a result of a Change in Control as described below;

(c)
90 days following your last day of active employment or service with or for the Company or any Subsidiary for any reason other than death, Disability, Retirement or termination without Cause or for Good Reason as a result of a Change in Control; for this purpose your last day of active employment or service will be deemed to occur on the date of the closing of the sale of all or substantially all of the stock or assets of a Subsidiary for which you are employed at the time of the transaction;

(d)	the tenth anniversary of the Grant Date;
and if not exercised prior thereto shall terminate and no longer be exercisable.
Further, if a Change in Control of the Company occurs, this Option shall continue in effect, or be assumed or an equivalent Option or Award substituted by the publicly-traded successor or a parent or subsidiary of a successor (with appropriate adjustments in the Award as provided in Section 11.1 of the Plan); provided however, that if you incur a Termination of Service, by the Company without Cause or by reason of your termination for Good Reason, and the date of Termination of Service occurs (or in the case of your termination for Good Reason, the event giving rise to Good Reason occurs), in each case, during the period beginning on the date of the Change in Control and ending on the date that is twenty-four (24) months following the Change in Control, this award shall be fully vested and exercisable on your Termination of Service. “Cause” shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) failure to perform your material duties (other than as a result of a disability) if such failure, if curable, is not cured within 30 days after written notice is provided, (ii) your breach of fiduciary duty to the Company, (iii) your indictment under the laws of any jurisdiction in which you reside or are otherwise performing services for the Company or any Subsidiary, for (A) a civil offense which is injurious to the business reputation of the Company or (B) a criminal offense, or (iv) your breach of any material written policy of the Company if such breach, if curable, is not cured within 30 days after written notice is provided by the Company. "Good Reason" shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) there has been a material diminution in your responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority, (ii) a required relocation of more than 50 miles from the location of your principal job location or office immediately prior to the Change In Control, or (iii) a material breach by the Company or Subsidiary of any of the material terms of any agreement covering your terms of employment. A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to substantially remedy the condition within 30 days after receiving your written notice.

In the event that the successor in a Change in Control refuses to assume or substitute for the Option, or following the Change in Control neither the Company, any successor thereto, nor any ultimate parent thereof will have equity securities that are readily tradable on a regulated securities exchange, then upon the Change in Control, the Option shall automatically be fully vested and the holder thereof shall be entitled to receive in the Change in Control an amount of cash equal to the amount that could have been attained upon the exercise or other payment of such Option (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Option or realization of the Participant’s rights, then such Option may be terminated by the Company without payment).
If you terminate employment with the Company or any of its Subsidiaries as an employee, but you continue to provide bona fide services under a written agreement with the Company or any of its Subsidiaries as a consultant or contractor you will still be considered to have a Termination of Service upon termination of your employment, unless you enter into a written agreement with the Company explicitly providing that you will not have a Termination of Service, for this plan only, while performing the non-employee services.
If you terminate employment with the Company or any of its Subsidiaries, but remain as a director of the Company or any Subsidiary, then, solely for purposes of determining the period in which you may exercise a vested Option, you will not have a Termination of Service until you no longer provide services to the Company in any capacity, whether as an employee, director or contractor.
The Option will be deemed exercised upon your completing the exercise procedures established by the Company and your payment of the Option exercise price per share and any applicable tax withholding to the Company. Payment may be made in cash or such other method as the Company may permit from time to time as set forth in the Plan.
You acknowledge that, regardless of any action taken by the Company or, if different, your Employer the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option or any payment made in relation to the Option; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following withholding methods:
(a)     withholding from any cash payment due to you upon exercise of the Option;
(b)    withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or
(c)    any other method determined by the Company to be in compliance with applicable law.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver payment if you fail to comply with your obligations in connection with the Tax-Related Items.
Unless otherwise consented to by the Company, this Option is not transferable except by will or the laws of descent and distribution.
You acknowledge that all employees, including corporate officers, of IDEX are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company securities (“hedging”) and agree not to engage in any hedging transactions. For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” Options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning IDEX stock, such as zero-cost collars and forward sales contracts.
Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, IDEX reserves the right to recover from current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

(a)	there is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

(b)	the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

(c)	the cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

(d)	the pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement.
The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.
You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your Employer hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data"). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.
Your participation in the Plan is voluntary. The value of the Option is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of an Option under the Plan represents a mere investment opportunity.
This Option is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of an Option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Options or benefits in lieu of Options in the future. Future grants of Options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of stock Options, vesting provisions, and the exercise price. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.

By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.
The Award and this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, U.S.A., without regard to conflict of laws principles. Each party agrees to exclusive personal jurisdiction and venue in the federal and state courts in Cook County, Illinois, U.S.A., for any dispute arising out of this Agreement.
If you have received this Agreement or any other document related to the Plan or the Award translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan or future Awards that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.
Notwithstanding any provision of this Agreement to the contrary, this Award shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as set forth in the appendix (the "Appendix") to this Agreement. Further, if you transfer residency and/or employment to another country reflected in the Appendix, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of this award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). The Appendix shall constitute part of this Agreement.
COMPANY:
IDEX CORPORATION
By:___/s/ DENISE R. CADE_____

Denise R. Cade
Senior Vice President, General Counsel and Corporate Secretary

Appendix

In addition to the provisions of the IDEX Corporation Incentive Award Plan, as Amended and Restated effective April 8, 2015 (the "Plan"), and the cash-settled stock option agreement (the "Agreement"), the Option is subject to the following additional terms and conditions as set forth in this Appendix to the Agreement to the extent you reside and/or are employed in one of the countries addressed herein (this "Appendix"). All defined terms as contained in this Appendix shall have the same meaning as set forth in the Plan and the Agreement. To the extent the Participant transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Appendix (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

AUSTRALIA

Award Conditioned on Satisfaction of Regulatory Obligations. If (a) you are a director of a Subsidiary incorporated in Australia, or (b) you are a management-level executive of a Subsidiary incorporated in Australia and you also are a director of a Subsidiary incorporated outside of Australia, the grant of the Award is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) and the Corporations Amendment (Improving Accountability on Termination Payments) Act in Australia.

CANADA

The following provisions apply to your Award if you are a resident of Quebec:

1.    Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Appendix, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Appendix, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

2.    Termination of Employment. The following provision replaces the relevant provision of the Agreement:
Notwithstanding any contrary provision of this Agreement, if you terminate service with the Company for any or no reason prior to vesting (whether or not later found to be invalid or in breach of local labor laws or your employment agreement, if any), your right to vest in the Award, if any, will terminate effective as of the date that is the earlier of (a) the date on which you receive a notice of termination of employment from the Company or the Employer, or (b) the date on which you are no longer actively employed or actively rendering services to the Company or the Employer, regardless of any notice period or period of pay in lieu of such notice required under local law.

3.     Data Privacy. You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration of the Plan. You further authorize the Company and any Subsidiary to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in your employee file.

CHINA

Payment of Award. The grant of the Option does not provide you with any right to receive shares of Common Stock. Instead, upon vesting and exercise of the Option, you only shall be entitled to receive a cash payment, in local currency, paid by the Employer through local payroll (less any withholding for Tax-Related Items). In accepting the Award, you expressly acknowledge and agree that you shall bear any currency fluctuation risk between the time the Award is granted and the time you receive cash payment in settlement of any vested and exercised Option.

FRANCE

1.    Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Appendix, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Appendix, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

INDIA

Payment of Award. The grant of the Option does not provide you with any right to receive shares of Common Stock. Instead, upon vesting and exercise of the Option, you only shall be entitled to receive a cash payment, in local currency, paid by the Employer through local payment (less any withholding for Tax-Related Items). In accepting the Award, you expressly acknowledge and agree that you shall bear any currency fluctuation risk between the time the Award is granted and the time you receive cash payment in settlement of any vested and exercised Option.

ITALY

1.    Data Privacy Notice and Consent. This provision replaces the relevant provision in the Agreement:

You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this section of this Appendix by and among, as applicable, your employer (the “Employer”), the Company and Subsidiaries of the Company for the exclusive purpose of implementing, administering, and managing your participation in the Plan.

You understand that the Employer, the Company and any Subsidiary of the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address; date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, or a Subsidiary of the Company, and details of any and all entitlements to cash or shares awarded, canceled, exercised, purchased, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is IDEX Corporation with registered offices at 1925 West Field Court
Suite 200, Lake Forest, Illinois 60045-4824, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is IDEX Italy S.r.l. with registered offices at Viale Del Lavoro 19, 20010 Casorezzo Milano, Italy.

You understand that Data will not be publicized, but it may be transferred to UBS Financial Services Inc. or other third parties involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. You further understand that the Company, and/or any Subsidiary of the Company will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company or a Subsidiary of the Company may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the cash award program. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

2.    Plan Document Acknowledgment. By accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Agreement and this Appendix: Vesting Schedule; Termination of Employment; Taxes; Employee Data Privacy; Governing Law and Venue; Language; and Waiver.

MEXICO

1.    Commercial Relationship. You expressly recognize that participation in the Plan and the Company’s grant of the Award does not constitute an employment relationship between you and the Company. You have been granted the Award as a consequence of the commercial relationship between the Company and the Employer, and the Employer is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits derived from participation in the Plan will not establish any rights between you and the Employer, (b) the Plan and the benefits you may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Employer, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the your employment with the Employer.

2.    Extraordinary Item of Compensation. You expressly recognize and acknowledge that participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Appendix. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Award is an extraordinary item of compensation outside the scope of your employment contract, if any. The Award is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

NETHERLANDS

Waiver of Termination Rights. As a condition to the grant of the Option, you hereby waive any and all rights to compensation or damages as a result of a termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) you ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

UNITED KINGDOM

1.    Tax Acknowledgment. This section supplements the Agreement.

Without limitation to the Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

2.    Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages insofar as such entitlement arises or may arise from you ceasing to have rights under or to be entitled to vest in or exercise the Option, whether or not as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of your Option. Upon the grant of the Option, you shall be deemed irrevocably to have waived any such entitlement.